EXHIBIT 5.9

July 9, 2025

VIA EDGAR

Galiano Gold Inc. (the "Company")

Re:	Registration Statement on Form F-10 (the "Registration Statement")

I hereby consent to the use of my name in connection with references to my involvement in the preparation of the following technical report (the "Technical Report"):

• "NI 43-101 Technical Report and Feasibility Study for Asanko Gold Mine, Ghana" dated effective December 31, 2022 and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report related to me in the Registration Statement.

I further confirm that the Technical Report was not prepared under the requirements of SK1300 nor has the data present in the report been updated to include any possible changes on site since the submission of the report on December 31, 2022.

Sincerely,

/s/ Ismail Mahomed
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Ismail Mahomed, Pr.Sci.Nat.